Contact: Molly Morse
Jim Fingeroth
Kekst and Company
(212) 521-4800

FOR IMMEDIATE RELEASE

FOOTSTAR MAKES ANNOUNCEMENT

WEST NYACK, NEW YORK, November 11, 2003 — Footstar, Inc. (NYSE: FTS) announced that the Company’s Board of Directors has determined that Mr. Mickey Robinson, the Company’s former CEO, was terminated for cause. The Board’s determination resulted from its ongoing review of Mr. Robinson’s performance and activities.